FINAL COPY


                          SYSTEMS ASSURANCE CORPORATION
                       4505 South Wasatch Blvd., Suite 330
                           Salt Lake City, Utah 84124

                        INFORMATION STATEMENT PURSUANT TO
                         SECTION 14(c) OF THE SECURITIES
                            EXCHANGE ACT OF 1934 AND
                          RULE 14C PROMULGATED THERETO


                  NOTICE OF SPECIAL MEETING OF THE SHAREHOLDERS

                       NO PROXIES ARE BEING SOLICITED AND
               YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

         This Information Statement, which is being mailed on or about December 6, 1997 to the holders of shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Systems Assurance Corporation, a Delaware Corporation (the "Company"), is being furnished in connection with the calling of a special meeting of the shareholders for the purpose of discussing and authorizing a reverse split of the Company's common stock, creation of additional classes of stock, and a change of the par value of the common stock.

         Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

         Date, time and Place of Meeting.

         A special meeting of the shareholders of the Company will be held December 19, 1997 at 9:00 a.m. at the law office of Nathan W. Drage, which is located at 4505 South Wasatch Blvd., Suite 330, Salt Lake City, Utah 84124, and the phone number at that address is (801)274-8600 .

         No Dissenter's Rights of Appraisal.

         The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be voted on by the shareholders at the special meeting.



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



                Voting Securities and Principal Holders Thereof;
             Interest of Certain Person in Matters to be Acted Upon

         1.  Share information.

         As of the record date, October 17, 1997, there were approximately 798,835 shares of stock that the shareholders will be entitled to vote on. Each outstanding share of Common Stock is entitled to one vote.

         The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

                                                                                Amount and
                                                     Position                   Nature of                 Percent
Title of          Name and Address of                with                       Beneficial                of
Class             Beneficial Owner                   Company                    Ownership                 Class

Common            Exchange Place Capital Partners    n/a                          400,000                 50.1
                  50 West 300 South
                  Suite 1130
                  Salt Lake City, Utah 84104

Common            Bill Chipmen                       Former Pres.                   88,566                11.1

Common            Dean Becker (1)                    Dir. & Pres.                 400,000                 50.1
                  50 West 300 South
                  Suite 1130
                  Salt Lake City, Utah 84101

         Management as a group (one)                                              400,000                 50.01

                  (1) Mr. Becker is an affiliate of Exchange Place Partners.

         2.  Changes in Control.

         The Company recently experienced a change in majority stock ownership due to the acquisition of 400,000 shares by by Exchange Place Partners. There has been one addition to the board of directors since the end of the last fiscal/calendar year with the appointment of Mr. Dean Becker to the Board. Additional changes in the composition of the Board of Directors could be possible in the near future as the Company seeks business ventures to acquire.


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





Matters to be Voted On

         1. Reverse Split. As of the Record Date the ask price of the Company's stock was approximately $.156. Based upon current market conditions and NASDAQ listing requirements, management has determined that it is in the Company's best interest to effectuate a reverse split, which is to be authorized by the shareholders. The Board is seeking authority to effectuate a 5 to 1 reverse split.

         Fractional shares will be rounded up to the nearest full share. As present stock certificates are sent in for transfer they will be replaced with new certificates reflecting the reverse split.

         2. Change of Par Value. The Board seeks approval to change the par value of the common stock from $.01 to $.001 (see language below).

         3. Create Additional Classes of Preferred Stock. The Board seeks approval to create three classes of Preferred Stock, Class A, B, and C, par value $.001. All other terms and conditions to be set by the Board of Directors (see language below).

         Vote Required for Approval

         Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter.

         Language of Amended Articles

         (Paragraph) 4. The authorized capital of this corporation shall consist of the following stock:
         a. One thirty million common shares, par value $.001 per share. Each common share shall have equal rights as to voting and in the event of dissolution and liquidation.
There shall be no cumulative voting by shareholders.
         b. Fifty million shares of Class A Preferred stock, $.001 value, with other terms or preferences to be set by the Board of Directors.
         c. Fifty million shares of Class B Preferred stock, $.001 value and non-voting, with other terms to be set by the Board of Directors.
         d. Fifty million shares of Class C Preferred stock, $.001 value and non-voting, with other terms to be set by the Board of Directors.


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